UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:	March 19, 2007
Date of Earliest Event Reported:	March 13, 2007

BOISE CASCADE HOLDINGS, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware	333-122770	20-1478587
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728
(Address of principal executive offices) (Zip Code)

(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

Approval of 2007 Annual Incentive Award Criteria

On March 13, 2007, the compensation committee of our board of directors approved the 2007 annual incentive award criteria for our named executive officers pursuant to our Incentive and Performance Plan (the “Plan”).  The 2007 incentive awards will be based on the attainment of annual financial goals at corporate and business unit levels and for achieving individual annual performance objectives.  The awards will be calculated as a percentage of base salary, based on the extent to which the financial goals and performance objectives are met during the year.  The specific 2007 financial goals and performance objectives that will be used to calculate the awards are set forth below.  All incentive payouts, if any, will also be subject to an incentive compensation cap based on the financial performance of the company.  The forms of the 2007 Annual Incentive Award Notifications for our named executive officers will be filed with our first quarter report on Form 10-Q.

Name	2007 Financial Goals and Performance Objectives	2007 Target Incentive Percentage Payout

W. Thomas Stephens	100% corporate incentive cash flow Less 10% safety adjustment if corporate recorded incident rate (RIR) not met	65%

Thomas E. Carlile	100% corporate incentive cash flow Less 10% safety adjustment if corporate RIR not met	65%

Alexander Toeldte	25% corporate incentive cash flow 50% Paper incentive cash flow 25% Packaging & Newsprint incentive cash flow Less 10% safety adjustment if corporate RIR not met	65%

Stanley R. Bell	20% corporate incentive cash flow 40% division Pre-Tax Return on Net Working Capital (PRONWC) 40% division EBITDA Less 10% safety adjustment if corporate RIR not met	55%

Thomas A. Lovlien	20% corporate incentive cash flow Less 10% safety adjustment if corporate RIR not met 80% division incentive cash flow Less 10% safety adjustment if division RIR not met	55%

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Plan.  For more information about the Plan, please refer to Exhibit 10.22 of the company’s annual report on Form 10-K for the year ended December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE HOLDINGS, L.L.C.

	By	/s/ Karen E. Gowland
Karen E. Gowland
Vice President, General Counsel and Corporate Secretary
Date: March 19, 2007